Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated February 11, 2019

To Prospectus dated March 2, 2017

Registration No. 333-216408

Pricing Term Sheet

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

$600,000,000 3.625% Notes due 2026

Summary of Terms

Issuer:	Mondelēz International, Inc. (the “Company”)

Trade Date:	February 11, 2019

Settlement Date:	February 13, 2019 (T+2)

Principal Amount:	$600,000,000

Maturity Date:	February 13, 2026

Issue Price (Price to Public):	99.462%

Benchmark Treasury:	2.625% due January 31, 2026

Benchmark Treasury Price / Yield:	100-12+ / 2.563%

Spread to Benchmark Treasury:	+115 bps

Yield to Maturity:	3.713%

Coupon:	3.625%

Interest Payment Dates:	Semi-annually on February 13 and August 13 of each year, commencing August 13, 2019

Day Count Convention:	30/360

Optional Redemption:	Prior to December 13, 2025, the greater of par and make-whole at Treasury plus 20 bps, plus accrued and unpaid interest to the date of redemption. On or after December 13, 2025, at par, plus accrued and unpaid interest to the date of redemption.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	609207 AR6 / US609207AR65

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 S&P: BBB

Underwriters:

Joint Book-Running Managers:

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Goldman Sachs & Co. LLC

SG Americas Securities, LLC

Senior Co-Managers:

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Westpac Capital Markets LLC

Co-Managers:

Academy Securities, Inc.

Drexel Hamilton, LLC

The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the EEA.

This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated February 11, 2019 and the accompanying Base Prospectus dated March 2, 2017 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611, or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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